EXHIBIT 99.1

Intelligent Systems Reports Third Quarter and YTD 2010 Profit

NORCROSS, Ga., Nov. 12, 2010 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE Amex:INS) (www.intelsys.com) announced today its financial results for the three and nine month periods ended September 30, 2010.

For the third quarter ended September 30, 2010, the company recorded net income of $91,000 compared to a net loss of $(521,000) in the third quarter of 2009. Basic and diluted earnings per share were $0.01 in the three month period ended September 30, 2010 compared to basic and diluted loss per share of $(0.07) in the third quarter of 2009.  For the nine month period ended September 30, 2010, the company reported net income of $474,000 or $0.05 per basic and diluted share compared to a net loss of $(1,360,000), or $(0.25) per basic and diluted share in the comparable period in 2009.

Revenue for the third quarter of 2010 was $3,816,000, an increase of 12 percent compared to the third quarter of 2009. For the nine month period ended September 30, 2010, net revenue was $12,121,000, an increase of 30 percent over the comparable period in 2009. Compared to the first nine months of 2009, the company's ChemFree subsidiary reported solid year-to-date growth in sales of its SmartWasher® machines and consumable supplies in both domestic and international markets. In addition, the company's CoreCard Software subsidiary continued to enhance its product offerings and reported an increase in service revenue in both the third quarter and year-to-date periods due to a growing number of customers.

J. Leland Strange, president and chief executive officer of the company, commented, "ChemFree continues to make a strong profit contribution to our consolidated results as it grows and services its installed base of domestic and international customers.  In the first nine months of 2010, CoreCard completed its first international implementation, converted its first significant customer from a national processor, launched its processing services business and entered into several new software license contracts. We are gradually building a solid base of business and the infrastructure to support faster growth in the future."

Software implementations typically have significant activity over several quarters but license revenue is generally not recognized until completion of a project. Even though we have reported profits for the third consecutive quarter, it is not necessarily indicative of a trend due in part to the way revenue is recognized on project completion. Our consolidated financial results are not likely to be smooth or predictable on a quarterly basis until CoreCard has a larger base of recurring revenue.

The company intends to file its Form 10-Q for the third quarter on November 12, 2010. For additional information about reported results, investors will be able to access the Form 10-Q on the company's website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty years, Intelligent Systems Corporation (NYSE Amex:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments in the information technology and industrial products industries. The company's principal majority-owned subsidiaries are CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid and credit card processing, and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies.  Further information is available on the company's website at www.intelsys.com or by calling the company at 770-381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

Intelligent Systems Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Revenue
Products	$ 3,214	$ 3,147	$ 10,325	$ 8,215
Services	602	268	1,796	1,112
Total revenue	3,816	3,415	12,121	9,327
Cost of revenue
Products	1,626	1,616	5,494	4,285
Services	266	202	827	743
Total cost of revenue	1,892	1,818	6,321	5,028
Expenses
Marketing	527	556	1,646	1,456
General & administrative	654	972	2,052	2,662
Research & development	638	620	1,566	1,630
Income (loss) from operations	105	(551)	536	(1,449)
Interest income, net	19	26	63	57
Equity in income (loss) of affiliate	(10)	4	(32)	24
Other income	4	6	17	18
Income (loss) before income taxes	118	(515)	584	(1,350)
Income taxes	27	6	110	10
Net income (loss)	$ 91	$ (521)	$ 474	$ (1,360)
Basic and Diluted Income (loss) per share	$ 0.01	$ (0.07)	$ 0.05	$ (0.25)
Basic weighted average common shares	8,958,028	7,465,023	8,958,028	5,474,350
Diluted weighted average common shares	8,962,426	7,465,023	8,962,720	5,474,350

CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2010	December 31, 2009
ASSETS	(unaudited)
Current assets:
Cash	$2,332	$2,795
Accounts receivable, net	2,652	1,680
Notes and interest receivable, current portion	992	492
Inventories, net	864	964
Other current assets	458	399
Total current assets	7,298	6,330
Long-term investments	1,186	1,219
Notes and interest receivable, net of current portion	560	1,006
Property and equipment, net	1,216	1,256
Patents, net	189	223
Total assets	$10,449	$10,034

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$429	$576
Deferred revenue	1,138	1,355
Accrued payroll	523	423
Accrued expenses	782	565
Other current liabilities	347	406
Total current liabilities	3,219	3,325
Long-term liabilities	111	100
Total stockholders' equity	7,119	6,609
Total liabilities and stockholders' equity	$10,449	$10,034
CONTACT:  Intelligent Systems Corporation
          Bonnie Herron
          770-564-5504
          bherron@intelsys.com